109

                              AMENDMENT NO. 1 TO
                           PRR OPERATING AGREEMENT

     This AMENDMENT NO. 1 TO THE PRR OPERATING AGREEMENT (this "Amendment") dated as of September 29, 2001 is by and between PENNSYLVANIA LINES LLC, a Delaware limited liability company, as Owner, and NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation, as Operator.

     WHEREAS, Owner and Operator have entered into that certain Operating Agreement dated June 1, 1999 (the "Agreement");

     WHEREAS, Owner and Operator have determined to amend the Agreement as set forth herein;

     NOW, THEREFORE, the parties hereby amend the Agreement as follows:

     Section 6.3 of the Agreement is amended to read as follows:

     SECTION 6.3 Confirmation of Settlement Account. Within six (6) months of the crediting of an amount to the Settlement Account, the Appraisal Procedure shall be used to confirm that credits to the Settlement Account were based on the fair market value of the relevant Allocated Assets consistent with the terms of this Agreement. The Settlement Account shall be adjusted consistent with the outcome of the Appraisal Procedure and the payments made pursuant to Section 6.2 hereof shall reflect any such adjustments.

	[The remainder of this page has been intentionally left blank.]


                                      110

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.


                    PENNSYLVANIA LINES LLC,
                    as OWNER


                    By:	______________________________________

                    Name:	________________________________

                    Title:	________________________________



                    NORFOLK SOUTHERN RAILWAY COMPANY,
                    as OPERATOR


                    By:	______________________________________

                    Name:     ________________________________

                    Title:    ________________________________